Exhibit 11

CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

	Thirteen weeks ended

	June 29, 2003	June 30, 2002

Basic earnings:
Net income	$324,307	$303,923
Weighted average number of common shares outstanding	268,847	266,785
Earnings per share — basic	$1.21	$1.14
Diluted earnings:
Net income	$324,307	$303,923
Weighted average number of common shares outstanding	268,847	266,785
Dilutive effect of outstanding stock options and stock incentive rights	2,434	2,688
Weighted average number of shares outstanding, as adjusted	271,281	269,473
Earnings per share — diluted	$1.20	$1.13

	Twenty-six weeks ended

	June 29, 2003	June 30, 2002

Basic earnings:
Net income	$574,143	$547,486
Weighted average number of common shares outstanding	268,513	266,483
Earnings per share — basic	$2.14	$2.05
Diluted earnings:
Net income	$574,143	$547,486
Weighted average number of common shares outstanding	268,513	266,483
Dilutive effect of outstanding stock options and stock incentive rights	2,069	2,530
Weighted average number of shares outstanding, as adjusted	270,582	269,013
Earnings per share — diluted	$2.12	$2.04